Item 30. Exhibit (h) i. c. 2. i.

FIRST AMENDMENT TO BUSINESS AGREEMENT

This First Amendment, effective as of May 1, 2013, is by and among Massachusetts Mutual Life Insurance Company (“MassMutual”); MML Distributors, LLC (the “Distributor”); American Funds Distributors, Inc. (“AFD”); and Capital Research and Management Company (“CRMC”). This Amendment amends the Business Agreement (the “Agreement”) dated the 7th day of March, 2003. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the Agreement provides for a marketing expense allowance to be paid to AFD by MassMutual and the Distributor; and

WHEREAS, the parties desire to amend the Agreement to eliminate the marketing expense allowance;

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, MassMutual, Distributor, AFD and CRMC hereby agree as follows:

1. Section 5(d) of the Agreement is deleted in its entirety and neither MassMutual nor Distributor shall be under any further obligation to pay the marketing expense allowance to AFD.

2. Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Richard J. Byrne	By:	/s/ Timothy W. McHale
	Richard J. Byrne		Timothy W. McHale
Its:	Vice President	Its:	Secretary

MML DISTRIBUTORS, LLC		CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Eric Wietsma	By:	/s/ Michael J. Downer
	Eric Wietsma		Michael J. Downer
Its:	Vice President	Its:	Sr. Vice President and Secretary